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                                                                    EXHIBIT 99.1

(OSI)(TM) PHARMACEUTICALS

OSI - INVESTOR INFORMATION

OSI Pharmaceuticals, Inc. (ticker: OSIP, exchange: NASDAQ) News Release - 7-Feb-2005

OSI PHARMACEUTICALS ANNOUNCES TRANSITION QUARTER FINANCIAL RESULTS; CONFERENCE CALL AND WEBCAST TO FOLLOW

MELVILLE, N.Y.--(BUSINESS WIRE)--Feb. 7, 2005--OSI Pharmaceuticals, Inc. (NASDAQ: OSIP) announced today its financial results for the Company's quarter ended December 31, 2004. The three month period ended December 31, 2004 represents a transition quarter for the Company as it has changed its fiscal year-end from September 30th to December 31st, in order to align its operating cycle with that of its alliance partners and its industry sector. The Company reported a net loss of $48.4 million (or $1.02 per share) for the three months ended December 31, 2004, compared with a net loss of $40.1 million (or $1.03 per share) in the comparable prior year period. On a non-GAAP basis, excluding certain charges and adjustments, the Company's net loss was $46.6 million (or $0.98 per share) for the current three-month period. The Company completed the quarter with a strong balance sheet, which included cash and investments of approximately $656.2 million.

Revenues for the quarter were $12.3 million, an increase of $1.0 million or 8 percent over the comparable prior year period revenues. The increase was primarily due to an increase in sales commissions related to Novantrone(R), which increased 16 percent over the prior year period. Total operating expenses for the three months ended December 31, 2004 were $62.4 million compared to $49.9 million for the comparable prior year period. A net expense from unconsolidated joint business of $7.7 million is included in the Company's operating expense and is related to our co-promotion and manufacturing agreements with Genentech, Inc. for Tarceva(TM). It consists of the Company's share of the loss generated from its unconsolidated Tarceva partnership with Genentech in the U.S. market following the approval of Tarceva. Expenses for the joint business comprise co-promotion and marketing costs as well as the partial reimbursement from Genentech of OSI's Tarceva-related sales and marketing costs and the reimbursement from Genentech of OSI's Tarceva-related manufacturing costs. For the period from the launch date of Tarceva, November 22, 2004 through December 31, 2004, Genentech recorded $13.3 million in net sales of Tarceva in the United States and its territories. The resulting net expense from unconsolidated joint business for the current three-month period was anticipated and reflects the significant sales and marketing costs OSI and Genentech incurred in order to maximize Tarceva's value with an effective launch and product growth strategy. Included in total operating expenses for the current period was a cost of goods sold credit of $1.2 million, primarily related to a termination agreement with Helsinn Healthcare S.A. for Gelclair(R), which included a one-time fee of $2.0 million for the discharge of inventory


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purchase commitments which were reserved for as of September 30, 2004. Research and development costs for the current three-month period were $31.9 million, an increase of $7.8 million or 32 percent over the comparable prior year period resulting from OSI's continued development of its oncology pipeline and the advancement of the clinical candidates of Prosidion Limited, OSI's diabetes and obesity subsidiary. Selling, general and administrative (SG&A) expense decreased $506,000 on a GAAP basis and $1.8 million on a non-GAAP basis. This decrease in SG&A expense is primarily a result of a change in accounting for OSI's share of Genentech's Tarceva-related sales and marketing expense following the approval of Tarceva. Prior to this quarter, and reflected in last year's numbers, these expenses were included in OSI's SG&A line. Following the approval of Tarceva these expenses are now included in the unconsolidated joint business accounting. Included in research and development expenses and SG&A expenses for the current three month period were charges of $1.8 million and $1.3 million, respectively, for accelerated depreciation related to leasehold improvements at the Company's Oxford, U.K. facility as a result of the decision to consolidate all U.K. based oncology research and development activities into the Company's New York locations. Amortization expense decreased $1.0 million versus the comparable prior year period, primarily as a result of the impairment of the Gelclair rights in the preceding quarter. On a non-GAAP basis, excluding the accelerated depreciation of $3.2 million and inventory adjustment of $1.4 million total expenses for the current three-month period were $60.7 million. The Company believes these non-GAAP numbers are more reflective of the Company's core operating expenses.

Interest income for the current three-month period increased $893,000 or 60 percent compared to the comparable prior year period, primarily due to an increase in funds available for investment as a result of the public offering completed in November 2004. The Company also saw a decrease in interest expense of $1.6 million or 57 percent, compared to the prior year period, related to the Company's decision to call for the full redemption of the outstanding $160.0 million of its 4 percent convertible senior subordinated notes in June 2004.

The Company has disclosed certain non-GAAP financial measures, consisting of net loss and net loss per share excluding certain charges and adjustments and operating expenses excluding certain adjustments. The differences in non-GAAP and GAAP numbers are reconciled on the accompanying table. The Company believes these non-GAAP financial measures are useful in analyzing operating performance and trends.

RECENT PRODUCT AND PIPELINE HIGHLIGHTS

TARCEVA: NON-SMALL CELL LUNG CANCER

In November 2004, OSI announced that its flagship product, Tarceva, received full U.S. Food and Drug Administration (FDA) approval, after priority review, for the treatment of patients with locally advanced or metastatic non-small cell lung cancer (NSCLC) after failure of at least one prior chemotherapy regimen. Tarceva is an oral tablet indicated for daily administration. Tarceva is the only drug in the epidermal growth factor receptor (EGFR) class and the first non-traditional chemotherapy agent to demonstrate an improvement in survival in advanced NSCLC patients. Tarceva was approved three and a half months after OSI completed the filing of the

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NDA, making it one of the fastest approvals on record. The Tarceva sales force from both OSI and Genentech was fully trained and the supply chain in place such that Tarceva was made available to patients by prescription through multiple channels including retail, hospital and mail-order pharmacies within two business days of approval.

TARCEVA: PANCREATIC CANCER

Prior to the quarter, in September 2004, OSI announced the top line results from a randomized Phase III clinical study of Tarceva in combination with gemcitabine chemotherapy. The study met its primary endpoint of improving survival in patients with locally advanced or metastatic pancreatic cancer who had received no prior drug therapy by demonstrating a 23.5 percent improvement in overall survival. Detailed data from the study were recently presented at the ASCO Gastrointestinal Cancers Symposium in January 2005. OSI is working closely with the FDA to complete a Supplemental New Drug Application (sNDA) which it plans to file in the first half of 2005.

PROSIDION: DIABETES & OBESITY SUBSIDIARY

Subsequent to the quarter, in January 2005, OSI announced that Prosidion, its UK subsidiary focused on the discovery and development of diabetes and obesity therapeutics, initiated a Phase II proof-of-concept and dose range finding study with the Dipeptidyl Peptidase-IV (DP-IV) inhibitor PSN9301. PSN9301 is an oral, fast-acting inhibitor which cleaves and inactivates Glucagon-like Peptide-1, an important mediator of blood glucose levels. The study will enroll approximately sixty patients into a two-week in-house dosing and monitoring protocol. The study is being conducted in Berlin, Germany.

RECENT CORPORATE HIGHLIGHTS

FINANCING

During the transition year quarter, in mid-November 2004, OSI completed a public offering of 6,000,000 shares of its common stock and completed the additional sale of 900,000 shares of common stock pursuant to the full exercise by the underwriters of their over-allotment option. The 6,900,000 shares were sold to the public at a price of $64.50 per share with gross proceeds totaling $445 million. As a result of the offering, the Company entered 2005 with approximately $656 million in cash and investments.

CONFERENCE CALL

OSI will host a conference call reviewing the Company's financial results, product portfolio and business developments, February 8, 2005 at 8:00AM (Eastern
Time). To access the live call or the seven-day archive via the Internet, log on to www.osip.com. Please connect to the Company's website at least 15 minutes prior to the conference call to ensure adequate time for any software download that may be needed to access the webcast. Alternatively, please call 1-800-565-5442 (U.S.) or 1-913-981-5591 (international) to listen to the call.
Telephone replay is available approximately two hours after the call through February 15, 2005. To access the replay,

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please call 1-888-203-1112 (U.S.) or 1-719-457-0820 (international). The conference ID number is 6754306 for both the live webcast and the replay.

ABOUT OSI PHARMACEUTICALS

OSI Pharmaceuticals is a leading biotechnology company primarily focused on the discovery, development and commercialization of high quality pharmaceuticals products that extend life or improve the quality-of-life for cancer and diabetes patients worldwide. OSI's primary business remains oncology but the Company has a second business interest in the area of diabetes through its Prosidion subsidiary based in the United Kingdom. Tarceva(TM), OSI's flagship product, is the first OSI drug discovered and developed by OSI to obtain FDA approval and the only EGFR inhibitor to have demonstrated the ability to improve survival in non-small cell lung cancer and pancreatic cancer. OSI exclusively markets Novantrone(R) (mitoxantrone concentrate for injection) for the approved oncology indications and markets Gelclair(R) for the relief of pain associated with oral mucositis. For additional information about the company, please visit http://www.osip.com.

This news release contains forward-looking statements. These statements are subject to known and unknown risks and uncertainties that may cause actual future experience and results to differ materially from the statements made. Factors that might cause such a difference include, among others, the completion of clinical trials, the FDA review process and other governmental regulation, OSI's and its collaborators' abilities to successfully develop and commercialize drug candidates, competition from other pharmaceutical companies, the ability to effectively market products, and other factors described in OSI Pharmaceuticals' filings with the Securities and Exchange Commission.

CONTACT: OSI Pharmaceuticals, Inc.
Kathy Galante, 631-962-2000
OR
Burns McClellan (representing OSI)
(media)
Kathy Nugent, Ph.D., 212-213-0006
OR
(investors)
Jonathan M. Nugent, 212-213-0006

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OSI PHARMACEUTICALS, INC. AND SUBSIDIARIES
SELECTED FINANCIAL INFORMATION

                                                                              THREE MONTHS ENDED DECEMBER 31, 2004
Consolidated Statements of Operations                                    ----------------------------------------------
(In thousands, except per share data)(Unaudited)                          GAAP (1)      DIFFERENCES         NON-GAAP(2)
                                                                         ----------     -----------         -----------
Revenues:
   Sales commissions and product sales...........................        $   11,756                         $    11,756
   License, milestone and other revenues.........................               591                                 591
                                                                         ----------                         -----------
     Total revenues                                                          12,347                              12,347
Expenses
   Cost of product sales.........................................            (1,247)    $     1,368 (3)             121
   Net expense from unconsolidated joint business................             7,661                               7,661
   Research and development......................................            31,913          (1,832)(4)          30,081
   Selling, general and administrative...........................            20,313          (1,318)(5)          18,995
   Amortizationn of intangibles..................................             3,804                               3,804
                                                                         ----------                         -----------
      Total expenses.............................................            62,444          (1,782)             60,662
                                                                         ----------     -----------         -----------
        Loss from operations.....................................           (50,097)          1,782             (48,315)
Other income (expense):
   Investment income - net.......................................             2,380                               2,380
   Interest expense..............................................            (1,219)                             (1,219)
   Other income (expense) - net..................................               541                                 541
                                                                         ----------                         -----------
Net loss.........................................................        $  (48,395)    $     1,782         $   (46,613)
                                                                         ==========     ===========         ===========
Basic and diluted net loss per common share......................        $    (1.02)    $      0.04         $     (0.98)
                                                                         ==========     ===========         ===========
Weighted average shares of common stock outstanding..............            47,375                              47,375
                                                                         ==========                         ===========

                                                                            THREE MONTHS ENDED DECEMBER 31, 2003
Consolidated Statements of Operations                                    -----------------------------------------
(In thousands, except per share data) (Unaudited)                         GAAP (1)      DIFFERENCES    NON-GAAP(2)
--------------------------------------------------                       ----------     -----------    -----------
Revenues:
   Sales commissions and product sales...........................        $   10,141                    $    10,141
   License, milestone and other revenues.........................             1,250                          1,250
                                                                         ----------                    -----------
     Total revenues..............................................            11,391                         11,391
                                                                         ----------                    -----------
Expenses:
   Cost of product sales.........................................               110                            110
   Net expense from unconsolidated joint business................                 -                              -
   Research and development......................................            24,105                         24,105
   Selling, general and administrative...........................            20,820                         20,820
   Amortization of intangibles...................................             4,838                          4,838
                                                                         ----------                    -----------
      Total expenses.............................................            49,873                         49,873
                                                                         ----------                    -----------
        Loss from operations.....................................           (38,482)                       (38,482)
Other income (expense):
   Investment income - net.......................................             1,487                          1,487
   Interest expense..............................................            (2,820)                        (2,820)
   Other income (expense) - net..................................              (318)                          (318)
                                                                         ----------                    -----------
Net loss.........................................................        $  (40,133)                   $   (40,133)
                                                                         ==========                    ===========
Basic and diluted net loss per common share......................        $    (1.03)                   $     (1.03)
                                                                         ==========                    ===========
Weighted average shares of common stock outstanding..............            38,884                         38,884
                                                                         ==========                    ===========

                                                                                 DECEMBER 31,      SEPTEMBER 30,
                                                                                    2004               2004
                                                                                 (UNAUDITED)        (UNAUDITED)
                                                                                 ------------      -------------
Condensed Consolidated Balance Sheet (In thousands)......................
Cash and investments securities (including restricted investments).......        $    656,239      $     257,229
                                                                                 ============      =============
Total assets.............................................................        $    780,116      $     388,029
                                                                                 ============      =============
Total stockholders' equity...............................................        $    539,390      $     154,233
                                                                                 ============      =============

(1) Reflects operating results in accordance with U.S. generally accepted accounting principles (or GAAP).

(2) Non-GAAP amounts exclude the net adjustment to the Gelclair inventory reserve and accelerated depreciation related to leasehold improvements related to exit activities in the U.K.

(3) Represents an adjustment to the provision for Gelclair inventory on-hand and purchase commitments that were deemed in excess of forecasted demand, primarily as a result of the Company negotiating a one time termination fee for the discharge of inventory purchase commitments.

(4) Represents the R&D component of accelerated depreciation on leasehold improvements related to the consolidation of U.K. related oncology operations.

(5) Represents the SG&A component of accelerated depreciation on leasehold improvements related to the consolidation of U.K. related oncology operations.